Exhibit 99.1

For Immediate Release

Company Contacts:

Steve Shallcross Senior Vice President & CFO Advancis Pharmaceutical Corp. (301) 944-6590 sshallcross@advancispharm.com	Bob Bannon Senior Director, Investor Relations Advancis Pharmaceutical Corp. (301) 944-6710 rbannon@advancispharm.com

Advancis Pharmaceutical Raises $27 Million Through
Private Placement of Common Equity

GERMANTOWN, Md. — April 26, 2005 — Advancis Pharmaceutical Corporation (NASDAQ: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced that it has entered into definitive purchase agreements for the private placement of 6.8 million shares of common stock, raising $27.25 million in gross proceeds.

The newly issued shares are priced at $3.98, equal to the closing price on April 25, 2005. Upon the closing of this financing, expected to be on or about April 29, 2005, investors in the private placement will also receive five-year warrants to purchase approximately 2.4 million shares of common stock at an exercise price of $4.78 per share.

The financing syndicate included Omega Fund, HealthCare Ventures, and Rho Ventures with an aggregate investment of approximately 5.8 million shares. In addition, several new institutional investors participated in the financing.

The Company intends to use the proceeds from the financing to complete its ongoing Phase III trials and prepare for the potential commercial launch of Amoxicillin PULSYS, continue its product development initiatives of its other pulsatile product candidates, and for working capital and general corporate purposes. Lehman Brothers Inc. acted as exclusive placement agent for the transaction.

“We are delighted to have expanded our investor base with the addition of sophisticated biotech investors; we are also grateful of the support of our existing investors and pleased to have completed this financing in a very short timeline,” said Edward M. Rudnic, Ph.D., chairman, president and CEO of Advancis. “This financing strengthens our balance sheet, providing sufficient capital to fund our operations well into 2006, and allows us to further our product development efforts in advance of our Amoxicillin PULSYS commercialization plans. In addition, it gives us financial flexibility as we negotiate potential future marketing arrangements and other license collaborations.”

The shares sold in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares and warrants were offered and sold only to institutional and accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the common stock issued in the private placement and issuable upon the exercise of the warrants.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of the Company.

ABOUT ADVANCIS PHARMACEUTICAL CORPORATION:

Advancis Pharmaceutical Corporation (NASDAQ: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or “pulses,” are killed more efficiently than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYSTM. By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit www.advancispharm.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis’ current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company’s product development and commercialization schedule; expectations regarding development and commercialization of the Company’s products, Dr. Rudnic’s comments and expectations concerning the Company; the Company’s initiatives to develop improved antibiotics; the Company’s existing and anticipated collaborative agreements; the completion of the Company’s proposed private placement of common stock; and the Company’s financial forecasts and projections.

The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company’s financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner with favorable results, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy and reach its sales goals, (11) successfully attract and retain collaborative partners and have its partners fulfill their obligations, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

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